Exhibit 99.1
Veteran Technology Industry Executive Nicole Anasenes Joins VMware Board of Directors

PALO ALTO, Calif., May 2, 2022 – VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced that Nicole Anasenes has been elected to the VMware board of directors.

Anasenes brings extensive business, operational and financial acumen to VMware’s board of directors, having served in numerous leadership positions at leading technology companies including IBM, Squarespace, Inc. and Ansys, Inc.

“With her deep experience as a business leader at key technology companies, Nicole will make an excellent addition to VMware’s board of directors,” said Paul Sagan, VMware’s Lead Independent Director. “We look forward to partnering with Nicole and the executive team to continue driving the future direction of VMware’s business as the leading platform that enables businesses and organizations to build, run and secure their applications in the multi-cloud era.”

“VMware is at a pivotal moment as a company, and I am thrilled to contribute to the company as the team continues to deliver transformative multi-cloud solutions,” commented Nicole Anasenes.

Anasenes brings significant experience in financial and operational matters, gained from her current and prior leadership positions as Chief Financial Officer (CFO) and Chief Operating Officer (COO) of public and private technology companies. Anasenes has served as CFO of Ansys, Inc., a provider of engineering simulation software and services, since March 2021 and as Senior Vice President since December 2020. She also previously served on the board of directors of Ansys from July 2018 until December 2020.

Additionally, Anasenes previously served as CFO and COO of Squarespace, Inc., a provider of online tools for building and managing websites. She also served as CFO of Infor, a cloud application software company. Before joining Infor, she spent 17 years with IBM in various leadership positions in corporate finance, M&A and market development.

About VMware
VMware is a leading provider of multi-cloud services for all apps, enabling digital innovation with enterprise control. As a trusted foundation to accelerate innovation, VMware software gives businesses the flexibility and choice they need to build the future. Headquartered in Palo Alto, California, VMware is committed to building a better future through the company’s 2030 Agenda. For more information, please visit www.vmware.com/company.

Media Contact
Michael Thacker
VMware Global Communications
1.650.427.4454
mthacker@vmware.com